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                                                                    Exhibit 10.3

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                              EMPLOYMENT AGREEMENT

                                 ANDREW H. CRAIG
                                 ---------------

         This Employment Agreement (the "Agreement") is entered into as of December __, 1997 by Championship Auto Racing Teams, Inc., a Delaware corporation ("Company") and Andrew H. Craig ("Employee").

         In consideration of the promises below, the parties agree as follows.

         1. TITLE. Employee shall hold the title of President and Chief Executive Officer.

         2.  DUTIES.

                  2.1. GENERAL DUTIES. Employee shall undertake and render services as may from time to time be assigned to him by the Board of Directors or their designees. The duties shall be reasonably consistent with Employee's experiences.

                  2.2. OUTSIDE ACTIVITIES. Employee shall devote his full time to the performance of his duties, and agrees that his first duty of loyalty is to Company. Except with the express written consent of the Board of Directors, Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in any other duties or pursuits which interfere or compete with the performance of his duties under this Agreement.

         3. TERM. This Agreement shall commence on January 1, 1998 and continue in force for three years until December 31, 2000, (the "Employment Period") unless sooner terminated by either party pursuant to Section 5 or Section 6 of this Agreement and except as provided in Section 6.3 of this Agreement.

         4. COMPENSATION. As payment in full for services rendered to Company, Employee shall be entitled to receive from Company, and Company shall pay to Employee, salary and benefits as follows.

                  4.1. SALARY. Company shall initially pay to Employee base salary at a rate of $500,000 per annum ("Base Salary") payable bi-weekly or at such other time or times as Company may allow or provide to other similarly situated employees in accordance with policies adopted from time to time by the Board of Directors. Base Salary for any partial period of employment shall be prorated. All compensation shall be subject to deductions or withholding for taxes. The Base Salary shall be increased to $550,000 for the calendar year 1999 and to $600,000 for the calendar year 2000.




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                  4.2. BONUS. After each anniversary of January 1, 1998, the
Company shall pay Employee a Bonus, which shall be based on established objective goals to be agreed upon by the Company's Compensation Committee and the Employee. The goals shall be quantitative, definite, qualifiable and reasonably attainable. Notwithstanding information contained herein to the contrary, in the event Employee shall become totally and permanently disabled during the term of this agreement, a bonus of forty percent (40%) of Employee's Base Salary shall be due and payable, without regard to the bonus formula. Any bonus earned and payable to the Employee, pursuant to this section shall be paid to the Employee not later than January 31 of each year of this agreement. Payment shall be accompanied by a statement reflecting the bonus formula computation. Employee shall have the right to review the bonus computation so as to determine if the amount of the bonus is correct.

                  4.3. FRINGE BENEFITS. Employee shall be entitled to annual vacation and to receive employee and fringe benefits including but not limited to any compensation plan such as an incentive stock option, restricted stock or stock purchase plan or any employee benefit plan such as a thrift, pension, profit sharing, medical disability, accident, plan program or policy (the Company's "Plans") as Company may allow or provide to other similarly situated employees in accordance with policies adopted from time to time by the Board of Directors, and not less than Employee received at the effective date of this Agreement.

                  4.4. EXPENSES REIMBURSEMENT. Company shall reimburse Employee for expenses necessarily and reasonably incurred by him in travel which have been authorized in advance by the Chief Executive Officer or his designee. Employee shall submit such proofs of expense for which reimbursement is claimed in writing as Company may reasonably require.

                  4.5. SICKNESS AND DISABILITY. Except as set forth in Section 5 and Section 6, Employee shall receive full compensation for any period of illness or incapacity during the term of this Agreement.

                  4.6. HOLIDAYS. Employee shall be entitled to holidays recognized as State and/or National holidays and as Company may allow or provide in accordance with policies adopted from time to time by the Board of Directors.

         5. TERMINATION OF EMPLOYMENT. The following provisions shall apply in the event of termination of Employee's employment for any reason other than a termination that occurs concurrent with or subsequent to a Change in Control as defined in Section 6.1.

                  5.1 RIGHT TO TERMINATE BY COMPANY. Company may terminate Employee's employment, through its Board of Directors, without cause upon 30 days' written Notice of Termination (as defined in Section 7 of this Agreement) or immediately upon Notice of Termination for Cause. The term "Cause" when referring to termination by Company means only the following and any other termination shall be without Cause: (i) Employee's gross dereliction of his duties; (ii) theft or misappropriation of property of Company by Employee; (iii) conviction of Employee of a felony or of any crime involving dishonesty or moral turpitude; or (iv) violation by Employee of the provisions of this Agreement; provided that, termination for violation by Employee of the provisions of this Agreement shall occur only after 30 days'


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advance written notice by Company to Employee containing reasonably specific details of the alleged breach failure to cure the same within such 30 day period.

                  5.2 TERMINATION FOR DEATH OR DISABILITY. Employee's employment shall terminate upon the earliest of the events specified below:

                  (i) the death of Employee:

                  (ii) the Date of Termination (as defined in Section 7) specified in a written Notice of Termination by reason of physical or mental condition of Employee which shall substantially incapacitate him from performing his principal duties ("Disability") delivered by the Board of Directors to Employee at least 30 days prior to the specified Date of Termination, which shall be any date after the expiration of any 120 consecutive days during all of which Employee shall be unable, by reason o his Disability, to perform his principal duties, provided however, that such Notice of Termination shall be null and void if Employee fully resumes the performance of his duties under this Agreement prior to the Date of Termination set forth in the Notice of Termination.

                  5.3. RIGHT TO TERMINATE BY EMPLOYEE. Employee may terminate his employment for good reason or without good reason upon 30 days' written Notice of Termination. The term "Good Reason" when referring to termination by Employee means a material breach by Company of its obligations under this Agreement, or as provided in Section 6.4, including the payment of money, and only after 30 days' advance written notice of Termination containing reasonably specific details of the alleged breach and failure to cure the same within such 30 day period. Termination for any other reason shall be without Good Reason.

                  5.4. RESULTS OF TERMINATION BY COMPANY.

                  (i) TERMINATION FOR CAUSE. On the Date of Termination for Cause of Employee's employment by Company, Company shall pay the Base Salary then in effect through the Date of Termination.

                  (ii) TERMINATION WITHOUT CAUSE. On the Date of Termination Without Cause of Employee's employment by Company, Company shall pay the Base Salary then in effect throughout the Employment Period and Company shall maintain in full force and effect, for the continued benefit of Employee and Employee's dependents for a period terminating on the earliest of (a) the expiration of the Employment Period or (b) the commencement date of equivalent benefits from a new employer, all life, accidental death, medical and dental insurance plans or programs in which Employee was entitled to participate immediately prior to the Date of Termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and Employee continues to pay an amount equal to his regular contribution for such participation, if any. If, at the end of the Employment Period Employee has not previously received or is not then receiving equivalent benefits from new employer, Company shall arrange, at its sole cost and expense, to enable Employee to convert Employee and Employee's dependents' coverage under such plans to individual policies or programs upon


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the same terms as employees of Company may apply for such conversions. In the event that Employee's participation in any such plan is barred, Company, at its sole cost and expense, shall arrange to have issued for the benefit of Employee and Employee's dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which Employee and Employee's dependents equivalent benefits (on an after-tax basis); PROVIDED THAT Company shall be responsible for the payment of such benefits (on an after tax basis) for a period not to exceed two years following the end of the one year after the Termination Date. Employee shall not be required to pay any premiums or other charges in an amount greater than that which Employee would have paid in order to participate in such plans.

                  5.5 RESULTS OF TERMINATION FOR DEATH OR DISABILITY.

                  (i) DEATH OF EMPLOYEE. If Employee's employment is terminated due to the death of Employee, Company shall pay the Base salary due Employee through the date on which death occurs;

                  (ii) DISABILITY OF EMPLOYEE. If Employee's employment is terminated due to the disability of Employee as described in Section 5.2 (ii) of this of this Agreement, Company shall continue to pay Employee his Base Salary for the 180-day period following the specified Date of Termination. After this 180-day period, Company shall have the right to terminate the Employee's employment without prejudice to the right of the Employee to receive long term disability insurance benefits.

                  The Employer shall, at its expense, provide Employee with a long term disability policy. Such insurance shall, upon the occurrence of a qualifying disability and completion and satisfaction of any and all other policy terms and conditions, provide for payment to the Employee of an amount not less than is provided in the Company's policy(s) on Employee as of the date of this Agreement, commencing six (6) months after the Employee becomes disabled and continuing for the duration of such disability or until age 65, whichever is shorter. In addition, the Employer shall secure an excess policy or the Company will pay the Employee such that his Base Salary and a 40% bonus shall be paid to Employee through December 31, 2000.

                  5.6. RESULTS OF TERMINATION BY EMPLOYEE.

                  (i) TERMINATION WITHOUT GOOD REASON. Upon employee's termination without Good Reason of his employment, Company shall pay the Base Salary due Employee through the Date of Termination.

                  (ii) TERMINATION FOR GOOD REASON. Upon Employee's termination of his employment for Good Reason, Company shall make the same payments to Employee as Company would be obligated to make under 5.4 (ii) of this Agreement if Employee's employment was terminated without Cause by Company.

                  5.7. OTHER COMPANY POLICIES. Upon termination of Employee's employment for any reason, Employee will be entitled to any additional rights pursuant to policies of


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Company regarding employment termination established by the Board of Directors from time to time.

         6. TERMINATION OF COMPANY'S OBLIGATION. If at any time within the 24 month period following termination of Employee's employment without Cause by Company pursuant to Section 5.1 of this Agreement or termination by Employee for Good Reason pursuant to Section 5.3 of this Agreement, Employee breaches any of his obligations under Sections 8, 9, 10, 11 and 12 of this Agreement, then Company's obligation to make payments under Sections 5.4 (ii) or 5.6 (i) of this Agreement shall cease as of the date such breach occurs.


         7. CHANGE IN CONTROL

                  7.1. CHANGE IN CONTROL AND PROPOSED CHANGE IN CONTROL DEFINED.

                  (i) No benefits shall be payable to Employee pursuant to the this Section 6 unless there shall have been a Change in Control of the Company as set for the below. For purposes of Company of a nature that This Agreement a "Change in Control" shall mean a Change in Control of Company of a nature that would be required to be reported in response to Item 1 (a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as

                           (a) any Person, as such term is used in Section 13
         (d) and 14 (d) of the Exchange Act (other than Company, any trustee or other fiduciary holding securities under an employee benefit plan of Company, or any company owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of Company's outstanding securities;

                           (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board.

                           (c) the stockholders of Company approve a merger or consolidation of Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding by or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of



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         the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Company (or similar transition) in which no "Person" (as defined above) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                           (d) the stockholders of Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets.

         Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Employee, or a group of Persons which includes Employee, acquiring, directly or indirectly, 50% or more of the combined voting power of the Company's outstanding securities.

                  (ii) For purposes of this Agreement, a "Proposed Change in Control" of Company shall be deemed to have occurred if:

                           (a) Company enters in an agreement, the consummation of which would result in the occurrence of a Change in Control of Company;


                           (b) any person (including Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in Control of Company;


                           (c) any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of Company, or a company owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's then outstanding securities, increases his beneficial ownership of such securities through either successive or simultaneous acquisition by a total of 3 percentage points or more over the percentage so owned by such person prior to such acquisition; or

                           (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Proposed Change in Control of Company has occurred.

                  7.2. CONTINUED EMPLOYMENT. If a Proposed Change in Control occurs prior to the expiration of this Agreement, Employee agrees that he will remain in the employ of Company until the earliest of (a) a date which in 180 days from the occurrence of such Proposed Change in control of Company, (b) the termination of Employee's employment by reason of death or Disability as defined in Section 5.2 of this Agreement, or (c) the date on which Employee first becomes entitled under this Agreement to receive the benefits provided in
Section 6.5 of this Agreement.



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                  If a Proposed Change in Control occurs prior to the expiration of this Agreement, Company agrees that it will not terminate Employee's employment without Cause until the earliest of (a) a date on which the Board adopts a resolution to the effect that the actions leading to such Proposed Change in control have been abandoned or terminated, (b) the termination of Employee's employment by reason of Death or Disability as defined in Section 5.2 of this Agreement, or (c) the date on which Employee first becomes entitled under this Agreement to receive the benefits provided in Section 6.5 of this Agreement.

                  7.3 TERM OF AGREEMENT. If a Change in Control occurs prior to the expiration of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which the Change in Control shall have occurred provided that (i) such Change in Control shall have occurred prior to the end of the Employment Period and (ii) if Employee's employment has not been terminated pursuant to Section 5 of this Agreement prior to the occurrence of such Change in Control. Notwithstanding anything in this Section 6.3 to the contrary, the provisions of this Section 6 shall terminate at the end of the month in which Employee attains "normal retirement age" under the provisions of any tax-qualified retirement plan of Company or any of its subsidiaries in which Employee is participating.

                  7.4. TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control shall have occurred, Employee shall be entitled to the benefits provided in Section 6.5 of this Agreement upon the termination of his employment within twenty-four (24) months after such Change in Control has occurred, unless such termination is (a) because of Employee's death, (B) by the Company for Cause,
(c) because of Employee's Disability or (d) by Employee other than for Good Reason (as all such capitalized terms are hereinafter defined.).

                  (i) DISABILITY. Termination by Company of Employee's employment based on Disability shall have the meaning as defined in Section 5.2 of this Agreement.

                  (ii) TERMINATION BY COMPANY FOR CAUSE. Company may terminate Employee's employment for Cause, through its Board of Directors, immediately upon Notice of Termination. Termination by Company of Employee's employment for Cause shall have the meaning as defined in Section 5.1 of this Agreement.

                  (iii) TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate his employment for Good Reason upon 90 day's written Notice of Termination. Termination by Employee of his employment for Good Reason shall have the meaning defined in Section 5.3 of this Agreement and, for the purposes of this Section 6, shall have the following additional meanings:

                           (a) a change in Employee's status, position(s) or responsibilities as an officer of Company which, in his reasonable judgment, does not represent a promotion from his status, title, position(s) and responsibilities as in effect immediately prior to the Change in Control, or the assignment to him of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, title or position(s), or any removal of him from or any failure to reappoint or reelect him to such position(s), except in


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         connection with the termination of his employment by Company for Cause, for Disability or as result of Employee's death or by Employee for Good Reason as defined in Section 5.3 of this Agreement:

                           (b) a reduction by Company in Employee's Base Salary as in effect immediately prior to the Change in Control;

                           (c) the failure by Company to continue in effect any Plan (as defined in Section 4.3 of this Agreement) in which he is participating at the time of the Change in Control (or Plans providing him with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by Company which would adversely affect hi ) continued participation in any of such Plans on at least as favorable a basis to him as is the case on the date of the Change in Control or which would materially reduce his benefits in the future under any of such Plans or deprive him of any material benefit enjoyed by him at the time of the Change in Control;

                           (d) Company's requiring Employee to be based anywhere other than where Employee's office is located immediately prior to the Change in Control except for required travel on Company's business to an extent substantially consistent with the business travel obligations which Employee undertook on behalf of the Company prior to the Change in Control;

                           (e) the failure by Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6.6 of this Agreement; and

                           (f) any purported termination by Company of Employee's employment is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 of this Agreement which purported termination shall not be effective for purposes of this Agreement.

                  (iv) TERMINATION BY COMPANY WITHOUT CAUSE. Company may terminate Employee's employment, through its Board of Directors, without Cause upon 90 days' written Notice of Termination. Termination by Company of Employee's employment without Cause shall have the meaning as defined in Section
5.1 of this Agreement.

                  (v) TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. Employee may terminate his employment without Good Reason upon 90 days' written Notice of Termination. Terminating by Employee of Employee's employment without Good Reason shall have the meaning defined in Section 5.3 of this Agreement.

                  7.5. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (i) COMPENSATION UPON DISABILITY. During any period following a Change in Control that Employee fails to perform his duties as a result of Disability, Company shall make the payments set forth in Section 5.5 (ii) of this Agreement.



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                  (ii) COMPENSATION UPON TERMINATION BY COMPANY FOR CAUSE. If
Employee's employment shall be terminated by Company for Cause following a Change in Control, Company shall make the payments set forth in Section 5.4(i) of this Agreement.

                  (iii) COMPENSATION UPON TERMINATION BY COMPANY WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON. If, within twenty-four (24) months after a Change in Control shall have occurred Employee's employment by Company shall be terminated (a) by Company without cause or (b) by Employee for Good Reason based on an event occurring concurrent with or subsequent to a Change in Control, then, at the time specified in Subsection (vii), Employee shall be entitled, without regard to any contrary provisions of any Plan, to the benefits as provided below:

                           (a) the company shall pay Employee his full Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to Employee (including amounts which previously had been deferred at Employee's request);

                           (b) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, Company shall pay to Employee at the time specified in subsection (vii), a single lump sum severance payment (the "Severance Payment") in an amount in cash equal to three times Employee's annual Base Salary at the rate in effect just prior to the time a Notice of Termination is given;

                           (c) Company shall maintain in full force and effect, for the continued benefit of Employee and Employee's dependents for a period terminating on the earliest of (x) two years after the Date of Termination or (y) the commencement date of equivalent benefits from a new employer all life, accidental death, medical and dental insurance plans or programs in which Employee was entitled to participate immediately prior to the Date of Termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and Employee continues to pay an amount equal to his regular contribution for such participation, if any. If, at the end of two years after the Termination Date Employee has not previously received or is not then receiving equivalent benefits from a new employer, Company shall arrange, at its sole cost and expense, to enable Employee to convert Employee and Employee's dependents' coverage under such plans to individual policies or programs upon the same terms as employees of company may apply for such conversions. In the event that Employee's participation in any such plan is barred, Company at its sole cost and expense, shall arrange to have issued for the benefit of Employee and Employee's dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) PROVIDED THAT, Company shall be responsible for the payment of such benefits (on an after tax basis) to those which Employee otherwise would have been entitled to receive under such plans pursuant to this paragraph (c) or, if such insurance is not available at a reasonable cost to Company, Company shall otherwise provide Employee and Employee's dependents equivalent benefits (on an after tax basis) for a


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         period not to exceed five years following the end of the two years after the Termination Date. Employee shall not be required to pay any premiums or other charges in an amount greater than that which Employee would have paid in order to participate in such plans.

                           Company shall pay Employee for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to Employee's annual Base Salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

                           Company shall pay to Employee all legal fees and expenses incurred by Employee as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination in seeking to obtain or enforce any right or benefit provided by this Section 6 of this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (iv) COMPENSATION UPON TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. If Employee's employment shall be terminated by Employee without Good Reason following a Change in Control, Company shall make the payments set forth in Section 5.6(ii) of this Agreement.

                  (v) NO OFFSETS OR REDUCTIONS. Except as specifically provided above, the amount of any payment provided for in this Section 6.5 shall not be reduced offset or subject to recovery by Company by reason of any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise. Employer's entitlements under Section 6.5 of this Agreement are in addition to, and not in lieu of, any rights, benefits or entitlements Employee may have under the terms or provisions of any Plan.

                  (vi) COMPANY'S DEDUCTION OF PAYMENT. Notwithstanding anything in the foregoing to the contrary, Company shall not be obligated to pay any portion of any amount otherwise payable to Employee pursuant to this Agreement if the payment would cause any amount to be paid by Company to Employee to not be reasonably deductible by the Company solely by operation of Section 280G of the Internal Revenue Code of 1986, as amended, or any equivalent successor provision of law.

                  (vii) TIME OF PAYMENT. The payments provided for in Subsection
(iii) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Company shall pay to Employee on such day an estimate, as determined in good faith by Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Employee payable on the fifth


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day after demand therefor by Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  7.6 SUCCESSORS; BINDING AGREEMENT.

                  (i) SUCCESSORS. Company will require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform Company's obligations under this Agreement in the same manner and to the same extent that Company would be required to perform it if not such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Company in the same amount and on the same terms to which Employee would be entitled hereunder if Employee terminated his employment for Good Reason following a Change in Control of Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any Successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (ii) BINDING AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by Employee and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

                  7.7 ARBITRATION. Any dispute or controversy arising under or in connection with Section 6 of this Agreement shall be settled exclusively by arbitration in California by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of Employee's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with the Agreement. Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 6.7.

                  7.8 SURVIVAL. The respective obligations of, and benefits afforded to, Company and Employee as provided in Section 6.5, 6.6 and 6.7 of this Agreement shall survive termination of this Agreement.

                  7.9 TERMINATION OF COMPANY'S OBLIGATION. If at any time within the 24 month period following termination of Employee's employment without Cause by Company pursuant to Section 6.4(iv) or termination by Employee for Good Reason pursuant to Section 6.4(iii) of this Agreement, Employee breaches any of his obligations under Sections 8, 9, 10, 11, and 12 of this Agreement, then Company's obligation to make payments under Section 6.5(iii) shall cease as of the date such breach occurs.



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

         8. DEFINITIONS. For purposes of Section 5 and Section 6 of this Agreement, Notice of Termination and Date of Termination shall have the following meanings:

                  8.1 NOTICE OF TERMINATION. Any purported termination by Company or by Employee pursuant to Section 5 or Section 6 of this Agreement shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 18.3 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, except in the event of termination by Employee without Good Reason or termination by Company without Cause, such Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provisions so indicated.

                  8.2 DATE OF TERMINATION. "Date of Termination" following a termination of Employee's employment by Company or Employee pursuant to Section 5 or Section 6 of this Agreement shall mean (i) if Employee's employment is to be terminated for Disability, thirty (30) days after Notice of Termination is delivered by the Board to Employee provided that such notice shall be given only after the expiration of any 120 consecutive days during all of which Employee shall be unable by reason of his disability to perform his principal duties (provided that such Notice of Termination shall be null and void if Employee fully resumes the performance of Employee's duties under this Agreement prior to the Date of Termination as set forth in the Notice); (ii) if Employee's employment is to be terminated by company for cause, the date on which a Notice of Termination is given; and (iii) if Employee's employment is terminated by Employee with Good Reason or without Good Reason or by Company without Cause, the date specified in the Notice of Termination, which shall be a date no earlier than thirty (30) days after the date on which Notice of Termination pursuant to Section 5 is given and no earlier than ninety (90) days after the date on which a Notice of Termination pursuant to Section 6 is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination pursuant to Section 6 has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 6.7 of this Agreement.

         9. CONFIDENTIALITY.

                  9.1 DEFINITION OF CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" means: (a) proprietary information of Company; (b) information marked or designated by Company as confidential; (c) information, whether or not in written form and whether or not designated as confidential, which is known to Employee as being treated by Company as confidential; and (d) information provided to Company by third parties which Company is obligated to keep confidential. Confidential Information includes but is not limited to, discoveries, ideas, designs, drawings, specifications, techniques, models, devises, data,


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

formula, programs, documentation, processes, know-how, customer lists, marketing plans, and financial and technical information.

                  9.2 ACKNOWLEDGMENT OF RECEIPT OF CONFIDENTIAL INFORMATION. Employee acknowledges that in the course of performing his duties for Company he will have access to Confidential Information, the ownership and confidential status of which are highly important to company, and Employee agrees in addition to the specific covenants contained herein to comply with all Company policies and procedures for the protection of such Confidential Information.

                  9.3 OWNERSHIP. Employee acknowledges that all Confidential Information is and shall continue to be the exclusive property of Company, whether or not prepared in whole or in part by him and whether or not disclosed to or entrusted to him in connection with employment by Company.

                  9.4 ACKNOWLEDGMENT OF IRREPARABLE HARM. Employee acknowledges that any disclosure of Confidential Information will cause irreparable harm to Company.

                  9.5 COVENANT OF NONDISCLOSURE. Employee agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the express written consent of Company.

                  9.6 COVENANT OF NONUSE. Employee agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by him for Company.

                  9.7 SAFEGUARD OF CONFIDENTIAL INFORMATION. Employee agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure and agree generally to take all steps necessary or requested by Company to insure maintenance of confidentiality.

                  9.8 EXCLUSIONS. This Agreement shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by Company to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Employee as documented by written records which predate this Agreement; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; (d) information independently developed by Employee.

                  9.9 WORK MADE FOR HIRE. Employee agrees that all creative work, including computer programs or models, prepared or originated by him for Company or during or within the scope of his employment by Company which may be subject to protection under Federal copyright Law, constitutes "work made for hire," all rights to which are owned by Company; and, in any event, Employee assigns to Company all intellectual property rights in such work whether by right of copyright, trade secret or otherwise and whether or not subject to protection by copyright laws.

         10. COMPANY OWNERSHIP OF INVENTIONS.

                  10.1. COMPANY OWNERSHIP. Employee agrees that all inventions, discoveries, improvements, trade secrets, formula, techniques, processes, know-how and computer programs, whether or not patentable, and whether or not reduced to practice, conceived or developed during his employment by Company, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, or investigation of Company or any affiliated company, or which result to a extent from use of Company or any affiliated company's premises or property, shall be owned exclusively by the Company, the Employee hereby assigns to Company all his right, title and interest in all such inventions, and Employee agrees that company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agree to execute all documents which Company reasonably determines to be necessary or convenient for use in applying for, perfecting, or enforcing patents or other intellectual any assignments, patent applications, or other documents which may be requested by Company. Notwithstanding the above, this provision does not apply to an invention for which no equipment, supplies, facilities, or trade secret of Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) directly to the business of Company, or (ii) to Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for Company.

                  10.2 EMPLOYEE INVENTIONS. All inventions, if any, of Employee made prior to Employee's employment by Company are excluded from the scope of this Agreement and a complete list of such inventions, if any, is attached to this Agreement as Exhibit A. Employee agrees to disclose to Company at the time of employment or thereafter, all inventions being developed by Employee for the purposes of determining Employee or Company rights to the invention.

         11. VENTURES. If Employee, during the term of this Agreement, is engaged in or associated with the planning or implementing of any project, program or venture involving Company and any third party or parties, all rights in the project, program or venture shall belong to Company, and Employee shall not be entitled to any interest therein or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Employee as provided in this Agreement.

         12. COVENANT OF GOOD FAITH. Employee agrees that the subject of this Agreement involves sensitive matters which go to the very heart of the corporate existence and well-being of Company and that it may be difficult for Company to protect adequately its interest through agreement or otherwise. Employee agrees to exercise the highest degree of good faith in his dealings with Company and to refrain from any actions which might reasonably be deemed to be contrary to its interests.

         13. DELIVERY OF MATERIALS. Upon termination of his employment status, Employee will deliver to Company all materials, including without limitation documents, records, drawings, prototypes, models and schematic diagrams, which describe, depict, contain, constitute, reflect, record or in any way relate to inventions or Confidential Information, which are in Employee's possession or under his control, whether or not the materials were prepared by Employee.



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

         14. SUBPOENAS. If Employee is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information or if Employee is otherwise required by law or regulation to disclose Confidential Information, Employee will immediately, and prior to production or disclosure, notify Company and provide it with such information as may be necessary in order that Company may take such action as it deems necessary to protect its interest.

         15. REMEDIES. Employee acknowledges that breach of Sections 8, 9, 10, 11, 12, 13, 15 and 16 of this Agreement will cause irreparable harm to the Company and if Employee fails to abide by these obligations, Company will be entitled to specific performance, including immediate issuance of a temporary restraining order of preliminary injunction enforcing this Agreement, and to judgment for damages caused by Employee's breach, and to the rights and duties of Company and Employee, respectively, under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

         16. TERMINATION CERTIFICATE. Upon termination of this Agreement, Employee will give a written statement in the form attached hereto as Exhibit A to Company certifying that he has complied with his obligations under Sections 9, 11 and 12 and acknowledging his continuing obligations under Section 8 to preserve and confidentiality of Company's confidential or secret knowledge or information, and under Section 13 to notify Company if he is served with a subpoena.

         17. OTHER OBLIGATIONS. Employee acknowledges that Company from time to time may have agreements with other persons or with various governmental agencies that impose obligations or restrictions on Company regarding inventions or creative works made during the course of work thereunder or regarding the confidential nature or such work. Employee agrees to be bound by all such obligations and restrictions of which he is informed by Company and to take all action necessary to discharge the obligations of Company thereunder.

         18. DURATIONS. The obligations set forth in Sections 8, 9, 10, 11, 12 and 13 of this Agreement will continue beyond the term of Employee's employment by Company for two years following such termination.

         19. GENERAL PROVISIONS.

                  19.1 SEVERABILITY. The provisions of this Agreement are severable and if any provision hereof is held to be invalid, illegal, or unenforceable in any respect, it shall be enforced to the maximum extent permissible, and the remaining provision of the agreement shall not be affected thereby and in full force and effect.

                  19.2 ATTORNEY'S FEES/APPLICABLE LAW/VENUE. Except as provided in Section 6.5(iii)(E), in any action or suit arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys' fees and expenses of litigation, including fees on appeal or in connection with any petition for review. The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the State of Michigan exclusive of choice of law rules.

                  19.3 NOTICE. Any notice provided for hereunder may be delivered to the designated recipient either by personal delivery or by certified mail, return receipt requested. If mailed, the notice when enclosed in an envelope properly addressed to the proposed recipient at his address last of record with the notifying party and deposited postage paid in a mail depository of the United States post office, shall be deemed given when so mailed. Notice to Company shall be so delivered or addressed to an officer of Company other than Employee.

                  19.4 ASSIGNMENT. Employee acknowledges that the services to be rendered are unique and personal. This Agreement may not be assigned by Employee.

                  19.5 SUCCESSORS OF COMPANY. This Agreement shall inure to the benefit of and shall be binding upon Company, its successors, or assigns.

                  19.6 WAIVER. Company may waive any obligation Employee has under this Agreement, but such waiver will not affect Company's right to require strict compliance with the Agreement in the future.

                  19.7 ENTIRE AGREEMENT. THIS AGREEMENT SUPERSEDES ALL PREVIOUS AGREEMENTS, ORAL OR WRITTEN, BETWEEN COMPANY AND EMPLOYEE AND CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND UNLESS OTHERWISE PROVIDED IN THIS AGREEMENT, NO MODIFICATION OR WAIVER OF ANY OF THE PROVISIONS OR ANY FUTURE REPRESENTATION, PROMISE, OR ADDITION SHALL BE BINDING UPON THE PARTIES UNLESS MADE IN WRITING AND SIGNED BY BOTH PARTIES.

        IN WITNESS WHEREOF, the parties have executed this contract on the date first set forth above.

                               NOTICE TO EMPLOYEE

        THIS AGREEMENT MAY REQUIRE TRANSFER TO YOUR EMPLOYER OF CERTAIN INVENTIONS OR WORKS OF AUTHORSHIP. YOU MAY WISH TO CONSULT YOUR LEGAL COUNSEL FOR ADVICE.

                                        CHAMPIONSHIP AUTO RACING TEAMS, INC.



                                   By: /s/ Randy K. Dzierzawski
                                       ----------------------------------------
                                           Randy K. Dzierzawski, Vice President

                                   EMPLOYEE

                                   By: /s/ Andrew H. Craig
                                       ----------------------------------------
                                           Andrew H. Craig








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